Form S-8
                                                       File Nos. 33-27120,
                                                       33-56649, 2-84117,
                                                       2-50058, 2-55941,
                                                       2-69914, and 2-51735
                                                       Rule 424(b)


PROSPECTUS


                                NUCOR CORPORATION


                                2,639,612 shares


                                  Common Stock
                            Par Value $.40 Per Share

                            ------------------------


     The shares offered hereby are being offered by senior officers or directors of Nucor Corporation who may be deemed affiliates of Nucor. See "Selling Stockholders" herein. Such shares will be sold on any stock exchange on which Nucor's Common Stock is then listed, at prices then prevailing on such exchange, or in other transactions at negotiated prices. Nucor will receive no sales proceeds. Net proceeds to Selling Stockholders will be the proceeds received by them upon such sales less brokerage commissions, if any.

     Nucor's Common Stock is listed on the New York Stock Exchange. The closing price on that exchange on April 30, 1998 was $59.94 per share.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     No person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon.

                            ------------------------

                  The date of this Prospectus is April 30, 1998

April 30, 1998 Prospectus           Senior Officers and Directors         Page 2

                              AVAILABLE INFORMATION

     Nucor Corporation ("Nucor") is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information (including the annual report on Form 10-K for last year and the proxy statement for this year's annual meeting of stockholders) can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's regional offices at 75 Park Place, Los Angeles, California 90036-3648, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at the New York Stock Exchange, on which the Common Stock of Nucor is listed. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at the above address at prescribed rates.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed with the Securities and Exchange Commission are incorporated in this Prospectus by reference:

     (a) Nucor's latest annual report filed under Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Act");

     (b) All other reports filed under Section 13 of 15(d) of the Act since the end of the fiscal year covered by the annual report referred to in (a) above;

     (c) Nucor's definitive proxy statement filed under Section 14 of the Act in connection with the latest annual meeting of stockholders, and any definitive proxy statements so filed in connection with any subsequent special meetings of stockholders;

     (d) The description of Nucor's Common Stock contained in the registration statement filed under Section 12 of the Act, including any amendment or report filed to update such description.

     All reports and other documents subsequently filed by Nucor pursuant to Sections 13, 14, and 15(d) of the Act, prior to filing a post-effective Amendment which indicates that all Common Stock offered hereby has been sold (or which deregisters all Common Stock remaining unsold) shall be deemed to be incorporated by reference herein and to be made a part of this Prospectus from the date of their filing.

     Each person to whom this  Prospectus  is sent or given will,  on written or oral request and without charge, be furnished a copy of any document incorporated herein by reference. Requests should be made to Nucor's corporate secretary at Nucor's address or telephone number appearing herein.

                               IDENTITY OF ISSUER

     Nucor was incorporated under Delaware law in 1958. Nucor's executive offices are located at 2100 Rexford Road, Charlotte, North Carolina, 28211, and its telephone number is 704/366-7000.

April 30, 1998 Prospectus           Senior Officers and Directors         Page 3

                              SELLING STOCKHOLDERS

     The table below sets forth as of March 31, 1998, certain information about the Selling Stockholders, all of whom are senior officers or directors of Nucor, with an address c/o Nucor Corporation, 2100 Rexford Road, Charlotte, North Carolina, 28211. The figures appearing in the column entitled "Shares Beneficially Owned" include shares which may be acquired upon the exercise of options granted by Nucor pursuant to its Key Employees Incentive Stock Option Plans. The number of shares which may be acquired upon the exercise of such options is also shown separately, with respect to each selling stockholder, in the column entitled "Unexercised Options Held." The figures appearing in the column entitled "Shares Offered Hereby" were or are to be acquired (1) upon the exercise of options granted by Nucor pursuant to its Key Employees Incentive Stock Option Plans, (2) pursuant to Nucor's Senior Officers Incentive Stock Compensation Plan, (3) pursuant to Nucor's Employee Monthly Stock Investment Plan, and (4) pursuant to Nucor's Employee Stock Ownership Plan.

     The Selling Stockholders may from time to time offer all or part of the foregoing shares in the manner set forth on the cover page of this Prospectus. In addition, they may from time to time offer, pursuant to this Prospectus, additional shares to be acquired pursuant to the above Plans. Nucor will pay the expenses of this Prospectus but will receive no sales proceeds.

                                                       Shares      Unexercised      Shares
                                                    Beneficially     Options       Offered
                                                       Owned          Held          Hereby
                                                    ------------   -----------     -------
Names and Positions
-------------------
H. David Aycock, Director                            649,403             ---       517,103

A. Jay Bowcutt, Vice President                        34,651           8,842        34,651

James E. Campbell, Vice President                     52,710           8,842        51,710

John D. Correnti, Director, Vice Chairman and
    Chief Executive Officer                           65,667          14,109        65,667

James W. Cunningham, Director                        456,064             ---       402,268

James R. Darsey, Vice President                       19,753           6,654        19,753

Jerry V. DeMars, Vice President                       32,711           8,842        32,711

Daniel R. DiMicco, Vice President                     33,974           7,905        33,974

John J. Ferriola, Vice President                      12,609           6,870        12,609

Ladd R. Hall, Vice President                          22,379           8,608        22,379

James D. Hlavacek, Director                            1,700             ---           ---

Donald N. Holloway, Vice President                   176,225           8,842       176,225

Kenneth H. Huff, Vice President                       25,699           7,721        25,199

F. Kenneth Iverson, Director, Chairman               770,071          17,684       576,343

Terry S. Lisenby, Vice President                      28,771           8,842        28,771

Hamilton Lott, Jr., Vice President                    43,665           8,842        43,665

Harry R. Lowe, Vice President                         32,599           8,842        29,571

Rodney B. Mott, Vice President                        33,193           8,842        33,193

D. Michael Parrish, Vice President                    39,537           8,842        39,537

LeRoy C. Prichard, Vice President                     18,349           7,695        18,349

James W. Ronner, Vice President                       28,405           7,905        28,405

Larry A. Roos, Vice President                        105,262           6,853       102,550

Joseph A. Rutkowski, Vice President                   34,562           8,842        34,562

Samuel Siegel, Director, Vice Chairman,
   Chief Financial Officer, Treasurer and Secretary  370,855          13,264       310,417
